180 Association Drive
Charleston, WV 25311
https://eda.wv.gov

June 17, 2021

Mr. Joseph L. Florence
Kronos Advanced Technologies, Inc.
2501 Garfield Avenue
Parkersburg, WV 26101

Dear Mr. Florence:

At its meeting of June 17, 2021 the Board of Directors of the West Virginia Economic Development Authority ("WVEDA") considered loan applications of and approved loans in the aggregate principal amount of not more than Two Million Six Hundred Ten Thousand and 00/100 Dollars ($2,610,000) to Kronos Advanced Technologies, Inc. (sometimes referred to herein as the "Company') for site preparation of real estate, the purchase of existing buildings and installation of equipment at its manufacturing facility in Parkersburg, Wood County, West Virginia (the "Project'). The two loans shall consist of Loan #1 in an amount not to exceed $1 secured primarily by real estate; and Loan #2 in an amount not to exceed $765,000, secured primarily by equipment. Both loans will be cross collateralized. This preliminary approval is contingent upon acceptance of all the terms and conditions as outlined below and final approval at the Board meeting of July 15, 2021. You will then receive notice of final approval.

(1) Approval. This approval is based upon and shall remain contingent upon the continued validity and accuracy, without adverse material change, of all of the information and material submitted to WVEDA by Kronos Advanced Technologies, Inc. in connection with the application for these loans.

(2) Expiration Date. Upon final approval by the WVEDA Board, this commitment will expire on June 30, 2022, unless that time is extended in writing by WVEDA, or upon Kronos Advanced Technologies' earlier written notification to WVEDA that Kronos Advanced Technologies, Inc. does not desire to obtain these loans.

(3) Term.

Loan #1 : This loan shall be for a term of fifteen (15) years.

Loan #2: This loan shall be for a term of ten (10) years.

(4) Rate of Interest.

Loan #1: This loan shall bear interest fixed as of the third business day prior to closing equal to the rate of the 20 Year US Treasury Note rate plus 0.75%. This loan has a floor (minimum) interest rate of 2.75% and shall be adjustable every five years.

Loan #2: This loan shall bear interest fixed as of the third business day prior to closing equal to the rate of the Wall Street Journal Prime rate multiplied by 0.75%. This loan has a floor (minimum) interest rate of 2.75%.

(5) Interim Financing. These loans shall be for permanent financing only. In the event that the Project includes construction or future delivery of equipment, the Project shall be completed utilizing interim financing, with the WVEDA loan closed and disbursed only at the completion of all proposed construction, purchase and placement of all equipment in operating condition and acceptance by WVEDA.

WVEDA urges Kronos Advanced Technologies, Inc. to consider employing contractors that utilize at least 75% of their labor needs from the local labor market. The local labor market is commonly defined to include all West Virginia counties and all counties of other states that fall within seventy-five miles of its borders.

(6) Closing. These loans shall be closed simultaneously at the completion of the renovations of to the manufacturing facility and the installation of fixed equipment by Kronos Advanced Technologies, Inc.

(7) Repayment Terms.

Loan #1 :
This loan from WVEDA to Kronos Advanced Technologies, Inc. shall be evidenced by a proper promissory note in the amount of One Million Eight Hundred Forty-Five Thousand and 00/100 Dollars ($1,845,000.00), ultimately due fifteen (15) years from the date of the note. The rate and monthly payments shall be set at time of closing, payable for one hundred eighty (180) consecutive months, beginning one (1) month from the date of the note, and continuing to maturity. The interest rate for the note will be repriced every five years until maturity. The balance of the note may be prepaid, in whole or in part, at any time, without penalty of any kind. Monthly payments must be made by the Company through Automated Clearing House (ACH) transfer.

Loan #2:

This loan from WVEDA to Kronos Advanced Technologies, Inc. shall be evidenced by a proper promissory note in the amount of Seven Hundred Sixty-Five Thousand and 00/100 Dollars ($765,000), ultimately due ten (10) years from the date of the note. The rate and

monthly payments shall be set at time of closing, payable for one hundred twenty (120) consecutive months, beginning one (1) month from the date of the note, and continuing to maturity. The balance of the note may be prepaid, in whole or in part, at any time, without penalty of any kind. Monthly payments must be made by the Company through Automated Clearing House (ACH) transfer.

(8) Source and Use of Funds.

(a) Source.

Company Equity	$ 1, 740,000
GX7 Limited Partnership	
WVEDA Loans (2)	$2 610 000
TOTAL	$5,800,000

(b) Use.

Site Preparation	$ 25,000
Purchase Price of Existing Buildings	3,700,000
Repair & Renovation of Existing Building	375,000
Machinery and Equipment Purchases	1,700,000
TOTAL	$5,800,000

(9) Security.

(a) Loan A: A sole first lien deed of trust in the total amount of $1,845,000.00 on all Project land, buildings thereon, improvements thereon, and appurtenances thereunto appertaining. Cross-collateralized with Loan B.

Loan B: A sole first lien UCC-I security filing on all business assets of the Company in the amount of $765,000.00. Cross-collateralized with Loan A.

(10) Insurance.

(a) Hazard insurance in amounts and coverages satisfactory to WVEDA, with WVEDA as a loss payee under any such hazard insurance policy. Said policy of insurance shall contain a "New York Standard Mortgage Clause", or its equivalent.

(b) Kronos Advanced Technologies, Inc. shall purchase Federal Flood Insurance in amounts and coverage satisfactory to WVEDA if the FIA map shows that Kronos Advanced

Technologies' property is located within a special flood hazard area.

(c) Kronos Advanced Technologies, Inc. will provide a mortgagee title insurance policy to WVEDA with no exceptions as to mechanic's liens or survey.

(d) Liability insurance in amounts and coverages satisfactory to WVEDA.

(11) Loan Agreement and Closing Documents. WVEDA will provide or instruct Kronos Advanced Technologies, Inc. to provide proper closing documents, which without limitations, may include a loan agreement, notes, deeds of trust, security agreements, guarantee, corporate resolutions, counsel's opinions and other necessary documents. Said documents and instruments shall contain all conditions, covenants and warranties satisfactory to WVEDA, which conditions, covenants and warranties shall be deemed to be included as terms and conditions of this loan commitment.

(12) Distributions, Compensations and Covenants.

(a) All loans by members or managers to Company must be subordinated, both for collateral and repayment, to the WVEDA loan, and payments thereon shall be deferred until the WVEDA loan is paid in full.

(b) Company shall not make any loans or advances to any manager, member or employee, except for temporary advances in the ordinary course of business.

(c) So long as any part of the WVEDA loan is outstanding, Company shall not declare, or make, or incur any liability to make, any payment in cash or other assets either as dividends or other distributions upon any shares of any class of ownership unit in the Company, or purchase, retire, redeem or otherwise acquire for value any shares of any class of ownership units of Company, if any of the following circumstances are in existence at that time: (i) Company is in default of any financial covenant relating to the WVEDA loan; (ii) Company is in default or is unable to pay its current financial obligations under any financing document with any of its lenders; or (iii) Company has failed to pay when due any governmental tax, charge, fee or assessment (subject to the absolute right of Company to in good faith challenge such tax, charge, fee or assessment). Any change in this requirement for dividends or distributions must be approved by WVEDA.

(d) Salaries or compensations of managers or members will not be increased unless a profit was made in the calendar year immediately preceding such increase and all of Company's debts are paid to a current status.

Company covenants and warrants that the real estate used as security for the loans which are the subject of the Loan Agreement is not contaminated by the disposal of hazardous substances and the Company hereby agrees to indemnify and hold WVEDA harmless from any loss or damage to the Project collateral, including costs or expenses connected therewith, resulting from hazardous substances and waste being located on said real estate by reason of the "Comprehensive Environmental Response Compensation and Liability Act of 1980" or other similar acts under the laws of the United States or any state.

(13) Inspections. WVEDA personnel and all agents of WVEDA shall be authorized to enter upon the premises and into any building thereon, whether permanent or temporary, jointly or separately, to carry out inspections. These inspections may be scheduled or unscheduled.

(14) Cost Overruns. The Project shall be completed at a cost not to exceed $5,800,000.00 as set forth above. Should at any time said costs exceed $5,800,000.00 then WVEDA shall not be obligated to close and disburse the loans until the Company shall have expended or escrowed with WVEDA from funds separate from the proceeds of the loans hereunder, such additional amounts to be equal to the difference between such increased cost and $5,800,000.00.

(15) Cost Underruns. If the overall cost of the Project is less than the amount designated in paragraph 14 of this letter, WVEDA participation shall be in the same proportion to total cost as the original commitment.

(16) Approval of Plans and Specifications and Completed Project. Final plans and specifications for all improvement work must be submitted to WVEDA for review and approval before construction begins. All construction must be completed according to the aforesaid plans and specifications approved by WVEDA.

(17) Certification by Independent Architect or Engineer. Company will provide evidence to WVEDA from an independent architect or engineer with experience in the air purification industry that all Project equipment is in place and fully operational.

(18) As-Built Survey. Prior to closing and disbursement of this loan, Company will provide a current as-built survey (ALTA survey) of the property prepared by a registered professional engineer or land surveyor showing the boundary lines, encroachments and completed improvements located thereon, including any streets, alleys, rights of way, easements and other statements of facts acceptable to WVEDA.

(19) Closing Costs and Expenses. Kronos Advanced Technologies, Inc. shall be responsible for all loan closing costs and expenses, including, but not limited to, reasonable attorneys fees incurred by

WVEDA in connection with these loans. Said closing costs and expenses shall be in a total amount not to exceed 1% of the principal amount of the loans and in the minimum amount of $2,500.00. Attorney's fees shall be paid at closing. Please note that WVEDA's adherence to the 1% cap as hereinabove referenced is contingent upon Kronos Advance Technologies' assistance with regard to the compilation and delivery of the certain support documentation, as shall be specifically elaborated upon in the Final Approval corresponding to this commitment.

Kronos Advanced Technologies, Inc. shall provide a check at closing, made payable to the appropriate party, for WVEDA's legal fees in connection with these loans loan and title policy fees, if applicable. A disclosure of closing costs and expenses, in the form of an invoice and/or a closing statement, will be provided to Kronos Advanced Technologies, Inc. prior to the closing.

(20) Items To Be Received By WVEDA Prior To Origination Of Documents For The Loan Closing. In addition to the above terms, a partial list of items that must be received by WVEDA prior to closing these loans is as follows:

a. A Certificate of Good Standing for Kronos Advanced Technologies, Inc. from the Office of the West Virginia Secretary of State;

b. A Certificate of Good Standing for unemployment coverage for Kronos Advanced Technologies, Inc. from the West Virginia Bureau of Employment Programs, Unemployment Compensation Division;

c. Evidence of workers' compensation insurance for Kronos Advanced Technologies, Inc.;

d. Appropriate insurance certificates, as outlined in Paragraph 10;

e. A A legal description of the Project property and

f. Copies of all invoices related to the Project.

(21) Acceleration of Payment:

(a) The loans shall be callable at the option of WVEDA should operations cease or be significantly curtailed at the Project location. "Significant Curtailment of Operations" shall mean a condition at the Project location where full-time employment (as measured in terms of man hours) for any calendar quarter is less than 50% of the average quarterly full-time employment for the previous four quarters, unless such reduction is the

(b) The loans shall, at the option of WVEDA, be due upon the sale or other transfer of Project assets in any manner

whatsoever by Kronos Advanced Technologies, Inc. to any person or entity without the consent in writing of WVEDA.

No statements or representations made before or after the issuance of these loans by any member of the WVEDA Board, or agent or employee of WVEDA, shall be construed as approval to alter or amend this commitment, as all such amendments or alterations shall only be made in writing after the approval of WVEDA.

These loans shall be made by WVEDA only upon all of the terms and conditions set out above. If this offer is accepted by Kronos Advanced Technologies, Inc., subject to all of the above terms and conditions, please execute and return this original letter to WVEDA not later than July 7, 2021 for final approval at the July 15, 2021 Board meeting or by August 11, 2021 for final approval at the August 19, 2021 Board meeting.

If WVEDA does not receive this acknowledged commitment letter by August 1 1, 2021, we shall consider this proposal rejected.

Sincerely,

Kris Warner Kris War r
Executive Director

cc: Elizabeth A. Benedetto, Esquire

ACCEPTED BY:

Kronos Advanced Technologies, Inc.

BY: ________________
Joseph L. Florence
Its COO/CTO

Dated July 6, 2021

BY: ________________
Michael Rubinov
President A CEO,

Its ______________________________

Dated June 30, 2021